EXHIBIT 5.1

July 21, 2020

Allied Esports Entertainment, Inc.

17877 Von Karman Avenue, Suite 300

Irvine, California 92614

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Allied Esports Entertainment, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933 (as amended, the “Act”) on even date herewith, relating to the sale by the Company from time to time of 3,463,305 shares of Common Stock, $0.0001 par value per share, of the Company (the “Shares”), initially issuable pursuant to awards granted under the Allied Esports Entertainment, Inc. 2019 Equity Incentive Plan (the “Plan”).

Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof, it is our opinion that the Shares, when issued and paid for as contemplated by the Plan, and when delivered against payment thereof in the manner contemplated by the Plan, will be validly issued, fully paid and non-assessable.

We understand that you wish to file this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act, and we hereby consent thereto. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Maslon LLP